As filed with the Securities and Exchange Commission on May 23, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Voya Financial, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1222820
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

230 Park Avenue

New York, New York 10169

(212) 309-8200

(Address, including zip code, of registrant’s principal executive offices)

Voya Financial, Inc. 2024 Omnibus Incentive Plan

(Full Title of the Plan)

My Chi To

Executive Vice President,

Chief Legal Officer and

Corporate Secretary

Voya Financial, Inc.

230 Park Avenue

New York, New York 10169

(212) 309-8200

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act. This Registration Statement on Form S-8 is filed by the Registrant regarding the 2024 Omnibus Incentive Plan (the “Plan”). Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The rules of the Securities and Exchange Commission (the “Commission”) allow the Registrant to “incorporate by reference” information into this Registration Statement. This means that the Registrant can disclose important information to you by referring you to another document.

The Registrant incorporates herein by reference the following documents which have been filed by the Registrant with the Commission:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 23, 2024;

2.	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed on April 29, 2013 under the Securities Exchange Act of 1934 (the “Exchange Act”), as updated by the description of the Registrant’s common stock contained under the caption “Description of our Capital Stock” in the prospectus forming Part I of the Registration Statement on Form S-3/A of the Registrant, dated November 9, 2022;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 6, 2024; and

4.	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of fiscal 2023.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits a corporation to indemnify such persons against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon, in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated certificate of incorporation provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

In accordance with Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation contains a provision to limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. Policies of insurance are maintained by the Registrant under which the Registrant’s directors and officers are insured, within the limits and subject to the terms of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

The foregoing statements are subject to the detailed provisions of the DGCL and the full text of the Registrant’s amended and restated certificate of incorporation, which is filed as Exhibit 4.1 hereto.

The Registrant has entered into separate indemnification agreements with each of its directors and officers that will provide, subject to their terms, the maximum indemnity allowed to directors and officers by Section 145 of the DGCL and certain additional procedural protections. In addition, pursuant to and in accordance with Section 1.3.4 of the Plan, the Registrant will indemnify employees and directors in respect of liabilities imposed upon or incurred by such persons in connection with or resulting from any action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or omitted to be taken under the Plan or any award agreement thereunder.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits are listed in the Exhibit Index below.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Voya Financial, Inc. (incorporated by reference to Exhibit 3.1 to the Form S-3 Registration Statement filed by the Registrant on June 18, 2014) (File No. 333-196883)

4.2	Amended and Restated By-Laws of Voya Financial, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed by the Registrant on October 27, 2022) (File No. 001-35897)

5.1*	Opinion of Davis Polk and Wardwell LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Davis Polk & Wardwell LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature page of the Registration Statement)

99.1	Voya Financial, Inc. 2024 Omnibus Incentive Plan (incorporated by reference to Exhibit B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 11, 2024) (File No. 001-35897)

107*	Filing Fee Table for Form S-8

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 23rd day of May, 2024.

VOYA FINANCIAL, INC.

By:	/s/ Heather H. Lavallee
Name:	Heather H. Lavallee
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Heather H. Lavallee, Donald C. Templin, and My Chi To as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement on Form S-8, and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Heather H. Lavallee Heather H. Lavallee	Chief Executive Officer (Principal Executive Officer)	May 23, 2024

/s/ Donald C. Templin Donald C. Templin	Chief Financial Officer (Principal Financial Officer	May 23, 2024

/s/ Tony D. Oh Tony D. Oh	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	May 23, 2024

/s/ Lynne Biggar Lynne Biggar	Director	May 23, 2024

/s/ Stephen Bowman Stephen Bowman	Director	May 23, 2024

/s/ Yvette Butler Yvette Butler	Director	May 23, 2024

/s/ Jane P. Chwick Jane P. Chwick	Director	May 23, 2024

/s/ Kathleen DeRose Kathleen DeRose	Director	May 23, 2024

/s/ Hikmet Ersek Hikmet Ersek	Director	May 23, 2024

/s/ Ruth Ann M. Gillis Ruth Ann M. Gillis	Director	May 23, 2024

/s/ Rob Leary Rob Leary	Director	May 23, 2024

/s/ Aylwin Lewis Aylwin Lewis	Director	May 23, 2024

/s/ Joseph V. Tripodi Joseph V. Tripodi	Director	May 23, 2024